February 16, 2026
Mr. Micheal Otworth
6900 Tavistock Lakes Blvd., Suite 400
Orlando, FL 32827
Dear Michael,
Sugar Grove Ventures, LLC,, an entity 100% owned by you, has provided consulting services to Innventure LLC (the “Company”) as an independent contractor pursuant to a Contractor Agreement for Services, effective November 16, 2023 (such agreement as amended, the “Sugar Grove Consulting Agreement”). You and the Company have mutually agreed to terminate the Sugar Grove Consulting Agreement upon the Company hiring you as an employee in the position of Chief Strategy Officer. In this position, you will receive a monthly base salary of $37,500, which equates to an annualized salary of $450,000, assuming employment for a full year. Your net compensation will be less all applicable deductions, withholding taxes, and other amounts required by federal and state laws. Your salary will be paid on the regularly scheduled payroll dates of the Company that are in effect from time to time. All payments to you shall be treated as separate to the fullest extent allowed by law. Your starting date with the Company will be February 16, 2026, or such other date as you and the Company mutually agree, subject to your agreement to the terms and conditions contained in this letter agreement and your execution of the Company’s standard Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Proprietary Information Agreement”).
Employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice, subject to applicable law. Successful completion of the Introductory Period does not alter the at-will nature of your employment, does not guarantee continued employment, and does not create any express or implied contract, promise, or expectation of continued employment, compensation, or benefits.
    Your target bonus opportunity will initially be 100% of your base salary. Actual payments will be determined by the Company’s Board of Directors (the “Board”) in its discretion based on the Company’s achievement of performance goals established by the and may include evaluation of applicable individual performance. You must remain continuously employed through the bonus payment date to be eligible to receive any bonus payment. You acknowledge and agree that neither you nor Sugar Grove Ventures LLC will be eligible for payment of any bonus in respect of services provided in 2026 pursuant to the Sugar Grove Consulting Agreement.
You will be eligible to enroll in employee benefit plans and programs maintained by the Company for the benefit of the Company’s employees in accordance with the terms of such plans and programs provided that you meet the eligibility requirements of such plans or programs. The Company reserves the right to modify, amend or terminate any such plans and programs it adopts at any time in its discretion.
    You will be eligible to participate in the Company’s equity incentive compensation plan, with grants thereunder subject to approval by the Board.

    The Company maintains an open paid time off policy. If your employment terminates for any reason whatsoever, you will not be entitled to receive any cash payment for unused vacation to the date of your termination.
    The Company will reimburse you for all reasonable, documented and necessary travel expenses and other disbursements actually incurred by you, for or on behalf of the Company, in the performance of your duties during your employment, subject to your compliance with the Company’s policies for reimbursement or advancement of expenses that are then in effect.
    As you are aware, your employment by the Company will be for full-time employment and you will be required to devote, during regular business hours, all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor, or consultant, except with the express written consent of the Company; provided that you may engage in

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827 WWW.INNVENTURE.COM

charitable, not-for-profit, civic and educational activities to the extent that such activities do not conflict with or unreasonably interfere with the performance of your duties to the Company. Any confidential information that you acquire in connection with your employment must be held strictly confidential and used only for the purpose for which it is intended. In furtherance of this obligation, as a condition of your employment, you are required to enter into the Proprietary Information Agreement. You are also required to comply with all Company policies.
    By your signature below, you represent and warrant to the Company that you: (i) are not subject to any employment, noncompetition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein; and (ii) have not brought and will not bring with you to the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.
    This letter agreement is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable by you or the Company at any time with or without cause or notice. By accepting employment with the Company, you acknowledge that no contrary representation has been made to you. The Company requests you to provide two (2) weeks’ notice prior to terminating your employment with the Company.
    Upon the termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview, which may include a review of your post-termination obligations and the surrendering to the Company all proprietary or confidential information and property belonging to the Company.
    This letter agreement shall be governed by the laws of the State of Florida. This letter agreement, along with the Proprietary Information Agreement, constitutes the entire agreement between the Company and you with regard to the subject matter hereof and supersedes any and all previous oral or written representation, communication, understanding or agreement between us.
    You acknowledge and agree that your employment is subject to and conditioned upon your eligibility to work in the United States.
Innventure LLC

By: /s/ Gregory W. Haskell
Name: Gregory W. Haskell
Title: CEO

I have read, understand, and agree to all of the above and hereby accept the Company’s offer of employment on the above terms and conditions. I understand that my employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any or no reason without cause or notice. I further understand and agree that my employment is contingent upon my execution of the Proprietary Information Agreement.

/s/ Michael Otworth
Michael Otworth

6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827 WWW.INNVENTURE.COM